Exhibit 99.2

July 3, 2008

BY FACSIMILE AND OVERNIGHT COURIER

Craig O. Morrison

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio  43215

Facsimile: (614) 225-7495

Joshua J. Harris

Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY  10019
Facsimile: (212) 515-3288

Dear Josh and Craig:

Reference is made to Bill Carter’s letter dated July 2, 2008 regarding “Request for Consent Relating to Alternate Financing.”  As we have stated previously, the Merger Agreement does not include a financing condition and the parties unambiguously agreed that the agreement would contain no financing contingency.  If you cooperate with Huntsman and use your reasonable best efforts to obtain the Financing, we strongly believe that the funds required to pay the Required Amounts (as defined in the Merger Agreement) will be available pursuant to the terms of the existing Commitment Letter.  In connection therewith, we would suggest that you begin negotiating definitive documentation with the lenders so as to ensure that the required funds may be drawn at closing.

Notwithstanding the foregoing, if you believe, in contrast to our belief, that there is an insolvency or funding gap impediment to closing the Merger based on the existing Commitment Letter, then Hexion should seek additional financing, including equity financing from a third party.  This follows from Hexion’s reasonable best efforts obligation.  Alternate Financing is implicated only if the Commitment Letter is terminated.

Despite statements in Craig’s letter to us dated June 27, 2008 that, “the commitments to provide Financing will remain in full force and effect during the extension period” and Hexion’s statement in its letter to its lenders that, “the obligations contained herein will remain in effect until terminated in accordance with their terms”, as well as statements made by Bill Carter during our consultation on July 1, 2008 that your lenders had given no indication that they were unwilling to honor their commitments, you have requested consent relating to Alternate Financing .  We do not believe that Alternate Financing is necessary

10003 Woodloch Forest Drive, The Woodlands, Texas 77380

Tel:  281-719-6000  Fax:  281-719-6416  www.huntsman.com

at this time as the Financing is available as contemplated in the Commitment Letter.  At this time we are, however, willing to consent to your request to disclose Huntsman confidential information to seek additional financing (e.g., to cover a shortfall or simply to reduce the debt level of the combined company), including equity financing and to engage one or more financial institutions to assist in this effort.  Our consent is expressly conditioned upon your (i) actions complying in all respects with the existing Commitment Letter and (ii) obtaining from such persons an executed confidentiality agreement.  Additionally, we ask that you promptly notify us of the identity of any party to whom you have disclosed Huntsman confidential information.

We have previously stated our disapproval of the Duff & Phelps letter and the manner in which it was obtained and disclosed.  Our expectation is that going forward you will keep us informed of and include us in, material communications with each of the lenders regarding the Financing and any sources of additional financing.  We remind you that you are obligated to inform us of all material activity concerning the Financing, and provide prompt notice of any material adverse change with respect to the Financing.

If you have any questions, please feel free to contact me directly.

Sincerely,

Peter R. Huntsman

President and Chief Executive Officer

cc:	William Carter
Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215
Facsimile: (614) 225-7495

Andrew J. Nussbaum
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000